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                                                                    EXHIBIT 5.1


                      [LETTERHEAD OF DEWEY BALLANTINE LLP]



                                                                 March 26, 1998




N2K Inc.
55 Broad Street, 26th Floor
New York, New York 10004


         Re:      N2K Inc.-Registration Statement
                  on Form S-1 (the "Registration Statement")


Ladies and Gentlemen:


                  We are acting as counsel for N2K Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Registration Statement with the Securities and Exchange Commission, relating to the sale of up to 3,594,580 shares of common stock, par value $0.001 per share (the "Common Stock"), of the Company, including (1) 2,000,000 shares to be sold by the Company and an additional 468,858 shares that are subject to sale by the Company pursuant to the underwriters' over-allotment option (together, the "Company Shares") and (2) 1,125,722 shares to be sold by certain selling stockholders (the "Selling Stockholder Shares").


                  We have examined such corporate records, certificates and other documents as we have considered necessary for the purposes hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

                  Based upon and subject to the foregoing, we are of the opinion that:

         1. The Company Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement, will be validly issued, fully paid and nonassessable.

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         2. The Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and nonassessable.

                  Our opinion set forth herein is limited in all cases to matters arising under the General Corporation Law of the State of Delaware. We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus that is a part of the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.



                                                  Very truly yours,



                                                  DEWEY BALLANTINE LLP